Exhibit 3.105

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

GREDE HOLDINGS LLC

Effective as of February 3, 2010

ARTICLE 10 ASSIGNMENT OR TERMINATION OF MEMBERSHIP INTEREST		23

10.1	PROHIBITION ON TRANSFER GENERALLY	23
10.2	RIGHTS OF ASSIGNEES OF MEMBERSHIP INTEREST	23
10.3	TRANSFER DURING TAXABLE YEAR	23
10.4	FURTHER RESTRICTIONS ON TRANSFER	24

ARTICLE 11 PARTITION; WITHDRAWAL		24

11.1	VOLUNTARY WITHDRAWAL OR RESIGNATION	24

ARTICLE 12 LIABILITY, EXCULPATION AND INDEMNIFICATION		24

12.1	LIABILITY	24
12.2	EXCULPATION	24
12.3	WAIVER OF CERTAIN DUTIES AND LIABILITIES	25
12.4	INDEMNIFICATION	25
12.5	EXPENSES	26
12.6	RENUNCIATION OF CORPORATE OPPORTUNITIES; NO EXPANSION OF DUTIES	26
12.7	INTERESTED TRANSACTIONS	27
12.8	NO EFFECT UPON LENDING RELATIONSHIPS	28

ARTICLE 13 ADMISSION OF MEMBERS		28

13.1	ADMISSION OF SUBSTITUTED AND ADDITIONAL MEMBERS FOLLOWING A TRANSFER	28
13.2	ADMISSION OF OTHER ADDITIONAL MEMBERS	28
13.3	FURTHER RESTRICTIONS ON ADMISSION	28
13.4	COUNTERPART SIGNATURE PAGE	29

ARTICLE 14 ISSUANCE OF CERTIFICATES		29

15.1	NO DISSOLUTION	30
15.2	DISSOLUTION UPON SPECIFIC EVENTS	30
15.3	WINDING UP	31
15.4	NO DEFICIT CAPITAL ACCOUNT MAKEUP OBLIGATION	31
15.5	LIMITATIONS ON RIGHTS OF MEMBERS	31
15.6	CERTIFICATE OF CANCELLATION	32

ARTICLE 16 FINANCIAL STATEMENTS, BOOKS AND BANK ACCOUNTS		32

16.1	BOOKS AND RECORDS	32
16.2	TAX INFORMATION	32
16.3	ELECTIONS	32
16.4	TAX MATTERS PARTNER	32

ARTICLE 17 AMENDMENTS		32

17.1	AMENDMENTS	32

ARTICLE 18 MISCELLANEOUS PROVISIONS		33

18.1	NOTICES	33
18.2	CONFIDENTIALITY	33
18.3	ENTIRE AGREEMENT	34
18.4	FURTHER ASSURANCES	34
18.5	PARTIAL INVALIDITY	35
18.6	WAIVERS	35
18.7	BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES	35
18.8	RULES OF INTERPRETATION	35
18.9	GOVERNING LAW	37
18.10	CONSENT TO JURISDICTION	37
18.11	WAIVER OF JURY TRIAL	37
18.12	CUMULATIVE REMEDIES	37

ii

18.13	RECOVERY OF EXPENSES	37
18.14	COUNTERPARTS	37

Schedule 1                                    Membership Interests

Schedule 2                                    Initial Managers and Officers

Exhibit A                                          Counterpart Signature Page

iii

EXECUTION VERSION

GREDE HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of Grede Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of February 3, 2010, by and among (i) Grede Holdings LLC, a Delaware limited liability company (the “Company”); (ii) those persons shown on Schedule 1 hereto or on the Company’s records as holding Units as of the effective date hereof (with the other members of the Company hereinafter collectively called “Members” and individually called a “Member”), and (iii) solely for purposes of Section 4.5 hereof, the Indirect Member (as defined herein).

RECITALS

A.                               The Act (as hereinafter defined) authorizes an agreement among the members of a limited liability company.

B.                               Reference is made to that certain Conversion and Contribution Agreement and Stockholder Consent dated as of February 4, 2010 by and among Citation Corporation, a Delaware corporation, the holders of all of the issued and outstanding capital stock of Citation Corporation, a Delaware corporation, as set forth in Schedule 1 thereto, the holders of certain debt obligations of Citation Corporation, a Delaware corporation, as set forth in Schedule 2 thereto, Wayzata II and the Company (the “Conversion and Contribution Agreement”).

C.                               Pursuant to the terms of the Conversion and Contribution Agreement, the Members purchased Units, and the Company issued such Units, as of the date of the Conversion and Contribution Agreement.

D.                               The Indirect Member is the sole stockholder of the Blocker Corp.

E.                                The Members and the Company desire to enter into this Agreement effective as of February 3, 2010, in order to set forth certain matters relating to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

NAME AND FORMATION OF COMPANY

1.1                               Formation. The Company was formed upon the filing of its certificate of formation with the Delaware Secretary of State by an “authorized person” for such purpose within the meaning of the Act. The preparation, execution and filing of the certificate of formation of the Company are hereby authorized and ratified in all respects. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the effective date hereof.

1.2                               Name. The name of the Company is Grede Holdings LLC. The business of the Company may be conducted under any other name or names that the Board deems advisable.

1.3                               Existence. The Company shall have perpetual existence, unless dissolved in accordance with the provisions of this Agreement. The existence of the Company shall continue until the cancellation of the Certificate of Formation of the Company in the manner required by Section 18-203 of the Act.

1.4                               Registered Agent and Office. The Company’s registered agent and office in Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board may designate another registered agent and/or registered office at any time.

1.5                               Qualification. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Board shall authorize an Officer, or any other person as an authorized person within the meaning of the Act, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Notwithstanding the foregoing, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

1.6                               No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member for any purposes other than federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise.

1.7                               Ratification of Certain Prior Actions. Each Member confirms, ratifies, adopts and approves the appointment and designation of each Manager and Officer listed on Schedule 2 hereof effective as of the effective date of this Agreement, and each Member further confirms, ratifies, adopts and approves any and all prior actions taken by, or resolutions of, any such Manager or Officer on or prior to the effective date of this Agreement.

ARTICLE 2

DEFINITIONS

2.1                               Definitions. The terms defined in this Article 2 (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings:

“Act” means the Delaware Limited Liability Company Act contained in Delaware Statutes 6 Del.C. § 18-101 et seq.

“Additional Member” means a Person admitted to the Company as an additional member of the Company pursuant to Section 13.1 or 13.2 and shown as a Member on the books and records of the Company.

“Adjusted Capital Account Deficit” for a Member means the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)                                 credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or the Act or is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-2(g) and (i); and

(b)                                 debit to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” of any Person means any entity directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Limited Liability Company Agreement as hereafter amended from time to time, including any schedules to this Agreement.

“Blocker Corp.” means GSC RIII - Grede Corp.

“Blocker Stock” means the GSC Blocker Stock.

“Board” has the meaning set forth in Section 4.1(b).

“Breaching Party” has the meaning set forth in Section 18.13.

“Capital Account” means the account of a Member that is maintained in accordance with the provisions of Section 7.2.

“Capital Contribution” means, with respect to any Member as of any date, the sum of the amounts of money, promissory notes, and the agreed value of other property that such Member has contributed to the capital of the Company pursuant to Article 7 through such date. The agreed value of any Capital Contribution made in property other than money shall be the fair market value, net of liabilities assumed or taken subject to by the Company, of the contributed property determined by the Board in good faith.

“Certificate” or “Certificates” has the meaning set forth in Section 14.1.

“Closing Date Agreements” means this Agreement, the Conversion and Contribution Agreement, the Securityholders Agreement, the Registration Rights Agreement by and among the Company and its members dated as of February 4, 2010, and any other agreement or instrument related to this Agreement to which the Company is a party entered into on or about the effective date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Grede Holdings LLC, a Delaware limited liability company.

“Competing Businesses” has the meaning set forth in Section 12.6.

“Confidential Information” has the meaning set forth in Section 18.2.

“Conversion” has the meaning set forth in Section-4.5.

“Conversion and Contribution Agreement” has the meaning set forth in the Recitals hereto.

“Covered Person” means a Member, a Manager, an Officer, any Affiliate of a Member or a Manager, any shareholders, members, partners, employees, directors, officers, managers, representatives or agents of a Member or a Manager or their respective Affiliates, or any employee or agent of the Company or its Affiliates. The term “Covered Person” specifically includes any of the foregoing Persons with respect to actions taken by any of them pursuant to the Predecessor Agreement.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Dissolution Event” has the meaning set forth in Section 15.2.

“Distribution” means any distribution to the Members in their capacity as Members of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.

“GSC Blocker Stock” means the 1,500 shares of capital stock of GSC RIII - Grede Corp. outstanding on the effective date hereof (adjusted accordingly for splits, combinations or similar adjustments occurring after the effective date hereof).

“GSC Indirect Member” means GSC Recovery III Asset Trust, a trust established under the laws of the State of Delaware.

“GSC Party” means (i) GSC RIII - Grede Corp. and GSC RIII Parallel - Grede, LLC; and (ii) solely with respect to Section 4.1(b), an Affiliate of the GSC Parties to whom Units are transferred pursuant to clause (iii) of the definition of Permitted Transfer (as defined in the Securityholders Agreement). “GSC Parties” means, collectively, each GSC Party.

“GSC RIII - Grede Corp.” means GSC RIII- Grede Corp., a Delaware corporation.

“GSC RIII Parallel - Grede, LLC” means GSC RIII Parallel - Grede, LLC, a Delaware limited liability company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board in good faith;

(b)                           the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board in good faith, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the Distribution by the Company of more than a de minimis amount of property as consideration for an interest in the Company; (iii) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)                            the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of Distribution as determined by the Board in good faith; and

(d)                           the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Board determines that an adjustment pursuant to paragraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Losses.

“Indemnified Costs” has the meaning set forth in Section 12.4.

“Indirect Member” means the GSC Indirect Member.

“Initial Capital Contribution” of a Member means the Capital Contribution such Member is obligated to make to the Company upon execution of this Agreement as set forth in Section 7.1 and Schedule 1.

“Initial Members” has the meaning set forth in the Recitals hereto.

“Institutional Members” means Wayzata II; GSC RIII - Grede Corp.; and GSC RIII Parallel - Grede, LLC.

“Losses” has the meaning set forth in Section 12.2(a).

“Majority GSC Holders” means the holder or holders of a majority of the Units held by the GSC Parties.

“Majority Wayzata Holders” means the holder or holders of a majority of the Units held by the Wayzata Parties (as defined and designated under the Securityholders Agreement).

“Manager” means a Person elected, appointed, or otherwise designated as a Manager by the Members in accordance with Section 4.1. A Person elected, appointed or otherwise designated as a Manager pursuant to this Agreement shall be deemed to be a “manager” within the meaning of the Act.

“Member” means any Person that is or becomes a member of the Company and is or becomes a party to this Agreement, including any Person admitted as an Additional Member or a Substituted Member pursuant to the provisions of this Agreement. The Members shall be identified on Schedule 1 hereto or otherwise on the Company’s records, which Schedule shall be amended from time to time to reflect changes in the Members.

“Membership Interest” means a Member’s entire interest in the Company, including the Member’s right to share in Net Income, Net Losses and Distributions as provided herein and such Member’s right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act. The nature and quantification of the Member’s Membership Interest is determined by the number of Units held by such Member.

“Minimum Gain” means an amount determined (in accordance with Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d)) by computing, with respect to each nonrecourse liability of the Company, the amount of gain the Company would realize if it disposed of the Company property subject to that liability for no consideration other than full satisfaction of the liability, and then by aggregating the amounts so computed.

“Net Cash Flow” means the net cash realized by the Company from any source, including from operations; provided, however, that in no event shall a determination of Net Cash Flow be made that would violate the terms of any present or future agreement of the Company with any bank, trust company, Insurance company or other financial institution or any Subsidiary or Affiliate of any of the foregoing relating to indebtedness of the Company or any of its Subsidiaries.

“Net Income” or “Net Losses” means, for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)                                  If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (a), (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

(d)                                 Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(f)                                   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Losses; and

(g)                                  Any items that are specially allocated pursuant to Section 8.2 or 8.3 shall not be taken into account in computing Net Income or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 8.2 or 8.3 shall be determined by applying rules analogous to those set forth in parts (a) through (g) of this definition.

“New Members” has the meaning set forth in the Recitals hereto.

“Officers” has the meaning set forth in Section 4.2(a).

“Original GSC Units” means collectively the 29,248 Units issued to the GSC Parties pursuant to the Conversion and Contribution Agreement (adjusted accordingly for splits, combinations or similar adjustments occurring after the effective date hereof).

“Other Liabilities” has the meaning set forth in clause (5) of Section 4.5(b)(i),

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Predecessor Agreement” has the meaning set form in the Recitals hereto.

“Public Vehicle” has the meaning set forth in Section 4.5.

“Regulatory Allocations” has the meaning set forth in Section 8.3.

“Securityholders Agreement” means the Securityholders Agreement dated as of February 4, 2010 by and among the Company and its Members, and also includes any agreement entered into after the date thereof between or among the Company and any one or more of the Members relating to rights or obligations of such Members in their capacity as Members (and not in their capacity as a Manager, Officer, employee or otherwise).

“Subsidiary” or “Subsidiaries” means any corporation, limited liability company, general or limited partnership or other entity, at least 50% of the equity interest of which is owned (a) by the Company or (b)by a corporation, limited liability company, general or limited partnership or other entity that is a direct or indirect Subsidiary of the Company.

“Substituted Member” means a Person who is admitted as a Member pursuant to Section 13.1 in place of and with all the rights of a Member and who is shown as a Member on the books and records of the Company.

“Transfer” has the meaning set forth in Section 10.1.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Unit” means a unit representing a proportionate interest in the Company. Except as specifically set forth herein, each Unit of the Company shall have equal rights and preferences. A Member’s Units shall constitute such Member’s entire interest in the Company and shall include such Member’s “limited liability company interest” under the Act. The number of Units allocated to each Member is as set forth on Schedule 1 or the records of the Company as amended from time to time. Except as may be otherwise specifically set forth herein, no change in the Capital Account of a Member shall affect the number of Units to which such Member is entitled.

“Unpaid Taxes” has the meaning set forth in clause (5) of Section 4.5(b)(i).

“Wayzata II” means Wayzata Opportunities Fund II, L.P., a Delaware limited partnership.

ARTICLE 3

PURPOSES AND POWERS OF THE COMPANY

3.1                               Purposes. The purposes of the Company and the business to be carried on and the objectives to be effected by it are to engage in any lawful business, any act or activity that may be necessary or appropriate in connection with or incidental to the foregoing, or any other activity permitted under the Act.

3.2                               Powers. The Company shall have the powers set forth in this Agreement and the Act, including Section 18-106(b) of the Act, which powers shall include, in all events, the power to borrow money, sell, mortgage, convey, pledge or lease property owned by the Company, purchase, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal with real and personal property; and to make contracts, appoint agents and attorneys-in-fact, create corporations or other entities owned by the Company and to undertake any and all other lawful activities as may be required to carry on its business.

ARTICLE 4

MANAGEMENT OF THE COMPANY

4.1                               Rights and Powers of the Board and Officers.

(a)                                 Power. All management powers over the business and affairs of the Company shall be exclusively vested in the Board other than actions with respect to which the approval of certain of the Members is specifically provided for by this Agreement, including without limitation Section 5.2, or by non-waivable provisions of the Act. The Board may delegate certain powers and associated duties, including responsibility for management of day-to-day operations, to Officers pursuant to Section 4.2.

(b)                                 Size and Election: Resignation and Removal. Except as set forth below in this Section 4.1(b), the size of the Board of Managers (the “Board”) shall be fixed at five Managers, unless increased or decreased by the Members or the Board; provided, however, that if the Board is increased from five to seven members and both positions are filled, one of the two new positions must be filled by an independent director; provided further, however, that any increase in the size of the Board beyond seven members shall be subject to Section 7.1(p) of the Securityholders Agreement. Three Managers shall be elected by written consent of the Majority Wayzata Holders. One Manager shall be elected by written consent of the Majority. GSC Holders. The remaining Manager shall be elected by the Members; provided, however, that for so long as Douglas Grimm is serving as the Chief Executive Officer of the Company, Mr. Grimm shall serve as the fifth Manager. Subject to Section 7.1(p) of the Securityholders Agreement, the Board may also elect additional Managers by action under Section 4.4. Each Manager shall remain a Manager until his or her successor is elected by the Member or Members who elected such Manager (or by the Board if such Manager was elected by the Board) or his or her earlier death, resignation or removal in accordance with the following sentence. Any Manager may resign at any time upon written notice to the other Managers, and any Manager may be removed from such position by the Member or Members who elected such Manager (or by the Board if such Manager was elected by the Board) at any time, with or without cause. Notwithstanding any provision of this Agreement to the contrary, the right of the Majority GSC Holders to elect a Manager (i) is personal to the GSC Parties and may not be Transferred or assigned by any GSC Party, in whole or in part, pursuant to the Transfer of Units or otherwise, except for a Permitted Transfer (as defined in the Securityholders Agreement) to an investment fund entity or general partner entity that is an Affiliate of the GSC Parties in accordance with the terms of the Securityholders Agreement, and (ii) shall continue only so long as the GSC Parties hold at least 90% of the Original GSC Units. If at any time the Majority GSC Holders no longer have the right to elect a Manager, then the Manager who was previously elected by the Majority GSC Holders may be removed by the Members and the Members may elect a Manager to replace such Manager.

(c)                                  Required Approval. Except as specifically provided otherwise in this Agreement or by non-waivable provisions of the Act, any action taken by the Board may only be taken with the approval, at a duly called meeting, of a majority of the Managers.

(d)                                 Committees. The Board may establish one or more committees, which shall be comprised solely of Managers, and delegate authority to such committees as the Board deems advisable. The Manager elected by the Majority GSC Holders shall be entitled to be a member of any such committee if such Manager so elects at the time such committee is established. Except as specifically provided otherwise in this Agreement, any action taken by a Board committee may only be taken with the approval, at a duly called meeting, of a majority of such committee members.

(e)                                  Expenses. The Company shall reimburse each Manager for all reasonable out-of-pocket expenses incurred in connection with his duties as a Manager or committee member.

(f)                                   No Agency or Authority. No Manager is an agent of the Company solely by virtue of being a Manager, and unless expressly authorized to do so by the Board, no Manager has the authority to act for or to bind the Company solely by virtue of being a Manager. Any Manager who takes any action or purports or attempts to bind the Company in violation of this Section 4.1(f) shall be solely responsible for any loss and/or expense incurred by the Company as a result of such unauthorized action, and such Manager shall indemnify and hold harmless the Company with respect to such loss and/or expense.

(g)                                  Subsidiary Boards. The composition of the board of directors or board of managers, as applicable, of each Subsidiary of the Company (together, the “Sub Board(s)”), and the director or manager (as applicable) removal and vacancy filling provisions with respect to the Sub Boards, shall be the same as that of the Board, unless otherwise determined by the Board.

4.2                               Officers.

(a)                                 General. The Board may designate employees of the Company or other individuals as officers of the Company (the “Officers”) as it deems advisable to carry on the business of the Company and may assign in writing titles (including Chief Executive Officer, President, Vice President, Secretary, Chief Financial Officer and Treasurer) to any such person. The Chairman of the Board, if one is designated by the Board, shall only be an Officer of the Company if so determined by the Board when designating such Officer. Unless otherwise determined by the Board and except as set forth in Section 4.2(b) below, if the title of an Officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated wife that office. Any two or more offices may be held by the same person. New offices may be created and filled by the Board (and such offices shall be effective without any amendment to the Certificate of Formation of the Company), Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Company and the Board. Subject to Section 7.1(m) of the Securityholders Agreement, any Officer may be removed by the Board (excluding the Person being considered) at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal or otherwise may be filled by the Board. Any designation of Officers, a description of any duties delegated to such Officers feat is different than feat set forth in this Agreement, and any removal of such Officers, shall only be as approved by the Board. The Officers are not “managers” (within the meaning of the Act) of the Company. The Board may delegate any or all of the power and authority delegated to it to one or more of such Officers subject to the right of the Board to modify or withdraw any or all of any such delegation. The Officers of the Company as of the date of this Agreement shall be the Persons so designated on Schedule 2.

(b)                                 Limitation on Authority. Notwithstanding any provision of this Agreement to the contrary, and without limiting the actions of the Company that shall require the approval of the Board, the Company shall not be authorized to take any of the following actions, and no Officer shall have the power to bind the Company, with respect to the following actions, unless approved by the Board (either specifically or by a general delegation of authority) and not in violation of the terms of any Securityholders Agreement:

(i)            amend either the Company’s Certificate of Formation or this Agreement;

(ii)           take any act which would make it impossible for the Company to carry on its business in the ordinary course;

(iii)          convert the Company to a corporation, partnership or any other entity form;

(iv)          conduct any business other than the business conducted by the Company as of the effective date hereof;

(v)           dissolve or liquidate the Company;

(vi)          form any subsidiary or establish any joint venture, partnership, or other form of business entity;

(vii)         issue any Units or admit additional Members to the Company;

(viii)        declare or make any Distribution with respect to the Units or redeem, repurchase or otherwise acquire any Units;

(ix)          sell, transfer or dispose of all or substantially all of the Company’s business or assets, or merge, consolidate or otherwise combine the Company with another Person, or enter into any agreement to do any of the foregoing;

(x)           acquire any other business or entity;

(xi)          incur any indebtedness;

(xii)         make any loan or advance other than for the purpose of advancing normal trade credit or create, incur, assume or suffer to exist any material lien or encumbrance on any of the Company’s properties or assets;

(xiii)        purchase or dispose of any interest in real estate or other assets of the Company, excluding sales of products in the ordinary course of business;

(xiv)        enter into any agreement, contract or commitment;

(xv)         authorize or cause the Company, or authorize, cause or allow any Subsidiary, to enter into, or amend, modify or grant any waiver or approval with respect to, any transaction or agreement of any kind whatsoever with any Member or any Affiliate of any Member;

(xvi)        enter into, or change the terms of, any agreement between the Company or any of its Subsidiaries and any senior executive of the Company;

(xvii)       initiate any litigation or arbitration; or

(xviii)      designate the Company’s auditors for the ensuing fiscal year.

4.3                               Duties of the Board and Officers. The Board and Officers shall take all actions with respect to the conduct of the Company’s business in accordance with the provisions of this Agreement, applicable law and the terms of the Securityholders Agreement. Officers shall be subject to the same fiduciary duties as an officer of a business corporation formed under the Delaware General Corporation Law. The duties of the Managers shall be as limited in Section 12.3.

4.4                               Meetings of Board.

(a)                                 Place. The Board and each Board committee may hold meetings in such place or places in the State of Delaware or outside the State of Delaware as determined by the Managers calling the meeting as set forth in Section 4.4(b) below.

(b)                                 Time and Notice. Meetings of the Board or a Board committee shall be held whenever called by at least two Managers; provided, however, that there must be at least four meetings of the Board in each full calendar year after the effective date hereof; provided further, however, that the Manager elected by the Majority GSC Holders shall be entitled to call one additional meeting of the Board during each calendar year after the effective date hereof. Notice of the day, hour and place of holding of each meeting of the Board or any meeting of a Board committee shall be given to each Manager or committee member in accordance with Section 18.1 at least 72 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any such meeting. At any meeting at which every Manager or committee member shall be present, even though without any notice, any business may be transacted. Notice need not be given to any Manager if a written waiver of notice is given by such Manager before or after such meeting and the presence of any Manager at a meeting in person or telephonically shall constitute waiver of notice.

(c)                                  Quorum. A quorum for the transaction of business by the Board shall consist of a majority of the Managers and a quorum for the transaction of business by a Board committee shall consist of a majority of such committee members.

(d)                                 Presence and Proxy. Any Manager may participate in any meeting of the Board or a Board committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Any Manager may participate in any meeting either in person or by proxy.

(e)                                  Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers. Any action required or permitted to be taken at any meeting of a Board committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of such committee members; provided, however, such written consent must be delivered to all Managers prior to the effective date of such written consent. Prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Managers who have not consented in writing. All such writings shall be filed with the minutes of proceedings of the Board or Board committee, as the case may be. The requirements of this paragraph shall not be deemed to amend the voting provisions applicable to actions taken at a meeting.

4.5                               Conversion to Corporation.

(a)                                 At any time, in connection with an initial public offering of the Company’s securities, the Board shall have the power and authority to, and shall, effect (a) the conversion of the Company’s business form from a limited liability company to a Delaware corporation, (b) the merger of the Company with or into a new or previously-established but dormant Delaware corporation having no assets or liabilities, debts or other obligations of any kind whatsoever other than those associated with its formation and initial capitalization, or (c) the contribution of the assets and liabilities of the Company to a Delaware corporation in exchange for one or more classes of common stock in such corporation, followed by a liquidation of the Company and a distribution of such corporation’s common stock to the Members (such a conversion, merger or liquidation is referred to as a “Conversion” and such Delaware corporation is referred to as the “Public Vehicle”). In connection with a Conversion, the Units held by each Member shall be converted into or exchanged for a number of shares of the Public Vehicle’s capital stock based on the then fair market value of the Company (determined by reference to the actual offering price of the Public Vehicle’s common stock and the number and classes of shares of capital stock to be outstanding after such offering). As long as such decision satisfies the requirements of the foregoing sentence, the Board’s determination of the number of shares of the Public Vehicle’s capital stock that each Member receives upon a Conversion shall be final and binding on the Members absent manifest arithmetic error. The Board shall use reasonable efforts to undertake any Conversion in such manner as would provide for no gain or loss to be recognized by the Members solely as a result of the Conversion.

(b)                                 Notwithstanding any provision of Section 4.5(a) to the contrary, in lieu of a Blocker Corp. receiving shares of capital stock of the Public Vehicle in exchange for its Units, an Indirect Member may transfer the Blocker Stock to the Public Vehicle in exchange for the number of shares that Blocker Corp. would otherwise have received in the Conversion, and the Company shall use commercially reasonable best efforts to structure such exchange so as to qualify for tax-free treatment under Section 351 of the Code, if and only if, prior to the transfer of its Blocker Stock as set forth in this Section 4.5(b), the Indirect Member has not breached the provisions of Section 4.5(c) hereof and all of the conditions set forth in clauses (i) and (ii) below are met:

(i)                                     The Indirect Member shall represent and warrant to the Public Vehicle in writing that:

(1)                                 the Blocker Corp. was created as a single purpose entity taxed as a corporation under the laws of one of the states of the United States and is in good standing under its jurisdiction of organization;

(2)                                 other than the ownership of certain Citation debt as described in the recitals of the Conversion and Contribution agreement and the subsequent equity conversion of such debt, the Blocker Corp.’s sole activity since its inception has consisted of owning the Units;

(3)                                 other than the ownership of certain Citation debt as described in the recitals of the Conversion and Contribution agreement and the subsequent equity conversion of such debt, the Blocker Corp.’s sole assets consist of, and have since its inception consisted of, its corporate records, the Units, and cash or cash equivalents or property distributed to Blocker Corp. as an in-kind distribution, in each case, derived from owning the Units;

(4)                                 the Blocker Corp. has timely filed (or has filed and has paid all assessed penalties and interest), including extensions thereof, all material federal, foreign, state and local tax returns required to be filed by or with respect to the Blocker Corp. prior to the date on which the Blocker Stock is transferred to the Public Vehicle pursuant to Section 4.5(b), and the Blocker Corp. has paid in full or accrued for all income and other taxes, and any interest or penalties with respect thereto shown to be due on such tax returns;

(5)                                 the Blocker Corp.’s sole liabilities consist of such taxes, interest, and penalties resulting from the ownership of the Units or the consummation of the transactions contemplated by Sections 4.5(b) (the “Unpaid Taxes”) or obligations under this Agreement, the Securityholders Agreement or those immaterial liabilities incidental to the preparation of any tax returns and other corporate records and the maintenance of the Blocker Corp. as a Delaware corporation (collectively, the “Other Liabilities”);

(6)                                 the Blocker Stock represents all of the issued, outstanding and authorized securities of the Blocker Corp.; and

(7)                                 the Indirect Member will provide the Company or the Public Vehicle with access to the corporate records, financial statements, tax returns and other documents of the Blocker Corp. reasonably requested by the Company or the Public Vehicle.

(ii)                                  The Indirect Member shall covenant and agree in writing to indemnify, defend and hold the Company, the Public Vehicle and each Member harmless from and against (1) any Unpaid Taxes (but only to the extent such Unpaid Taxes are attributable to time periods prior to the Conversion) and any Other Liabilities, and (2) all liabilities, damages, losses, obligations, actions and similar amounts (and all amounts paid in investigation, defense or settlement of such amounts) resulting from or arising out of a breach of any of the representations, warranties, covenants, or agreements made by Indirect Member pursuant to Sections 4.5(b) and (c).

(c)                                  Each Indirect Member covenants and agrees to make available to the Company and the Public Vehicle, from time to time, (I) all information, records, or documents of the Blocker Corp. relating to taxes for all taxable periods or portions thereof from the date of the Blocker

Corp.’s incorporation and ending on the date on which the Blocker Stock is transferred to the Public Vehicle pursuant to this Section 4.5, and (2) all financial statements and related information of the Blocker Corp. for the same period referenced in clause (1), and the Indirect Member further covenants and agrees to preserve all such information, records, and documents and to deliver all such information, records, and documents to the Public Vehicle upon the consummation of the transfer of the Blocker Stock by the Indirect Member to the Public Vehicle pursuant to this Section 4.5.

ARTICLE 5

UNITS AND MEMBERS

5.1                               Units.

(a)                                 Description. The Membership Interests in the Company shall initially consist of Units that may be evidenced by Certificates as set forth in Article 14.

(b)                                 Distributions. Distributions on Units shall be made in accordance with Articles 9 and 15.

(c)                                  Voting. The Members shall be entitled to vote under this Agreement or as required by the Act at the rate of one vote for each Unit, Notwithstanding anything herein to the contrary, only Members (and not transferees of Members who are not themselves admitted as a Member) shall have voting rights hereunder.

5.2                               Power of Members; No Agency or Authority. The Members shall have the power to exercise any and all rights or powers granted to the Members under the express terms of this Agreement or as otherwise required by the Act. Except as otherwise expressly provided in this Agreement, including without limitation, as set forth in the immediately following sentence, no Member shall take part in the operation or control of the business and affairs of the Company. Subject to obtaining any applicable consent pursuant to Section 8.5 of the Securityholders Agreement the Members holding at least a majority of the outstanding Units may approve any Transaction (as defined in the Securityholders Agreement) without any action of the Board. No Member is an agent of the Company solely by virtue of being a Member, and no Member has the authority to act for the Company solely by virtue of being a Member. Any Member who takes any action or purports or attempts to bind the Company in violation of this Section 5.2 shall be solely responsible for any loss and/or expense incurred by the Company, any Manager or any Member as a result of such unauthorized action, and such Member shall indemnify and hold harmless the Company, each Manager and each other Member with respect to such loss and/or expense.

5.3                               Actions and Meetings of the Members.

(a)                                 Required Vote. Except as set forth in the Securityholders Agreement or in Section 5.3(f), any action of the Members required by the Act, or required or permitted by the terms of this Agreement to be taken by the Members, shall be taken by the Member or Members holding a majority of the outstanding Units.

(b)                                 Place. The Members may, but shall not be required to, hold meetings in such place or places in the State of Delaware or outside the State of Delaware as the Managers shall determine from time to time.

(c)                                  Time and Notice. Meetings of the Members shall be held whenever called by at least two Managers; provided, however, that the GSC Parties may collectively call one meeting of the Members during a calendar year. Notice of the day, hour and place of holding of each meeting of the Members shall be given to each Member in accordance with Section 18.1 at least five business days before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any such meeting. At any meeting at which every Member shall be present, even though without any notice, any business may be transacted. Notice need not be given to any Member if a written waiver of notice is given by such Member before or after such meeting, and the presence of any Member at a meeting in person or telephonically shall constitute waiver of notice.

(d)                                 Quorum. A quorum for the transaction of business by the Members shall consist of the Members holding a majority of the outstanding Units.

(e)                                  Presence and Proxy. Any Member may participate in any meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Any Member may participate in any meeting either in person or by proxy.

(f)                                   Written Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member or Members holding a majority of the outstanding Units. Reasonable notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

(g)                                  No Other Voting Rights. No Members other than the Members shall have any right to participate in any meeting of the Members or to vote or take action with respect to any matters approved at a meeting of the Members or by written consent of the Members, including any merger or consolidation of the Company.

5.4                               Power of Attorney.

(a)                                 Each of the Members hereby appoints each Manager as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(i)                                     all amendments to the Certificate of Formation as may be required under the Act that are duly approved by the Members; and

(ii)                                  any amendment to this Agreement duly approved as provided in Article 17 or Section 6.1.

(b)                                 The foregoing provisions granting a power of attorney shall be strictly construed.

(c)                                  The power of attorney hereby granted by each of the Members (i) is conditioned upon prior approval of the subject matter thereof by the Board and/or the Members, if so required by the provisions of this Agreement, and (ii) is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Member.

ARTICLE 6

ISSUANCE OF ADDITIONAL UNITS

6.1                               Additional Units. Subject to the terms of any Securityholders Agreement, the Company may issue additional Units, create additional classes of Units, and issue such Units, whether to existing Members or to third parties, in each case as approved by the Board. If additional Units are issued or if Units of additional classes are issued, the Board is further authorized to cause the Company to amend this Agreement to reflect any preferential rights to which the holders of additional classes are entitled and to amend Schedule 1 and/or the books and records of the Company. Notwithstanding anything set forth herein to the contrary, if this Agreement is amended to authorize Units that have a fixed liquidation preference over the other outstanding Units of the Company, the terms of such Units shall conform to the definition of “Preferred Unit” set forth in the Securityholders Agreement.

6.2                               Effect of Additional Contribution. Unless approved by the Members in accordance with the terms of this Agreement and the Securityholders Agreement, as applicable, no additional Capital Contribution by a Member (other than any Capital Contribution made at the time of and in connection with a Member’s purchase of additional Units) shall affect the number of Units to which such Member is entitled.

ARTICLE 7

CAPITAL ACCOUNTS AND CONTRIBUTIONS

7.1                               Initial Capital Contributions; Capital of the Company. The Initial Capital Contributions will be valued at the amounts specified on Schedule 1, which amounts shall be reflected as the opening Capital Account of each of the Members as of the effective date hereof. The capital of the Company shall be the aggregate amount of the Capital Contributions of the Members. No Member shall have any obligation to make any further Capital Contribution to the Company, In exchange for the Capital Contribution described herein, each Member shall receive the number of Units identified opposite its name on Schedule 1.

7.2                               Capital Account. A Capital Account shall be established for each Member and shall be maintained in accordance with Section 704 of the Code and the Treasury Regulations thereunder. Consistent with such Treasury Regulations, there shall be credited to each Member’s Capital Account (a) the amount of any cash or the Gross Asset Value of any property contributed by such Member to the capital of the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to), (b) such Member’s share of

Net Income (as determined in accordance with Section 8.1), (c) any items of income or gain allocated to a Member pursuant to Section 8.2, and there shall be debited to each Member’s Capital Account, (d) the amount of any cash or the Gross Asset Value of any property distributed by the Company to such Member (net of any liabilities secured by such distributed property that the Member is deemed to assume or take subject to), (e) such Member’s share of Net Losses (as determined in accordance with Section 8.1), and (f) any items of loss or deduction allocated to such Member pursuant to Section 8.2. Any Member, including any Substituted Member or Additional Member, who receives any interest in the Company or whose Membership Interest is increased by means of the transfer to such Member of any interest in the Company from another Member shall have a Capital Account that has been appropriately adjusted to reflect such transfer.

7.3                               Return of Capital Contributions; Interest; Liability.

(a)                                 Return of Capital Contributions. No Member shall be entitled to withdraw or receive the return of any part of its Capital Contribution or Capital Account or to receive any Distribution from the Company, except as provided in Articles 9 and 15.

(b)                                 Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts.

(c)                                  Liability. Except as specifically agreed otherwise by a Member, no Member shall be liable for any of the debts or obligations of the Company or be required to contribute any capital or lend any funds to the Company. Neither any Member nor any Manager shall be personally liable for the return of all or any part of a Member’s Capital Contribution or payment of any amounts allocated to it or credited to its Capital Account, which return or payment shall be made solely from, and to the extent of, the assets of the Company pursuant to the terms of this Agreement.

7.4                               Loans. Subject to the terms of any Securityholders Agreement, Members may make loans to the Company from time to time, as authorized by the Board. Any payment or transfer accepted by the Company from a Member that is not an agreed or required Capital Contribution shall be deemed a loan and shall neither be treated as a contribution to the capital of the Company for any purpose hereunder, nor entitle such Member (as such) to any increase in its share of the Net Income and Net Losses of the Company. Any such loans shall be repaid at such times and with such interest (at rates not to exceed the maximum permitted by law) as the Board and the lending Member shall reasonably agree.

ARTICLE 8

ALLOCATIONS

8.1                               Allocation of Net Income and Net Losses. The Net Income and Net Losses for any fiscal year or partial fiscal year shall be allocated among the Members in a manner such that the Capital Accounts of the Members are in proportion to their respective number of Units.

8.2                               Special Allocations. Notwithstanding the provisions of Section 8.1, the following allocations of items of income, gain, loss or deduction shall be made:

(a)                                         If in any taxable year there is a net decrease in the amount of the Company’s Minimum Gain, each Member shall be allocated items of income and gain for that year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in such Minimum Gain (within the meaning of Treasury Regulation Section 1.704-2(g)(2)). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(j). This Section 8.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2 and shall be interpreted consistently therewith.

(b)                                         If, during any taxable year a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulation Section 1.704-1(b)(2)(ii)(d) the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 8.2(b) shall be made only if and to the extent that such Member has an Adjusted Capital Account Deficit after all other allocations provided for in this Article 8 have been tentatively made as if this Section 8.2(b) were not in the Agreement. This Section 8.2(b) is intended to comply with the qualified income offset requirements in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)                                          If any Member has a deficit Capital Account at the end of any fiscal year that is in excess of the amount such Member is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.2(c) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 8 have been tentatively made as if Section 8.2(b) and this Section 8.2(c) were not in the Agreement.

(d)                                         Nonrecourse deductions (as that term is defined in Treasury Regulation Section 1.704-2(b)(1) and 2(c)) for any fiscal year shall be specially allocated to the Members in proportion to their respective number of Units.

(e)                                          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the

Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

8.3                               Curative Allocations. The allocations set forth in Section 8.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.3. Therefore, notwithstanding any other provision of this Article 8 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 8.1. In exercising its discretion under this Section 8.3, the Board shall take into account future Regulatory Allocations under Section 8.2(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.2(c).

8.4                               Other Allocation Rules.

(a)                                 For purposes of determining the Net Income, Net Losses, or any other items allocable to any period, Net Income, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b)                                 Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their respective Units.

(c)                                  To the extent permitted by Treasury Regulation Section 1.704-2(h)(3), the Board shall endeavor to treat Distributions of Net Cash Flow as having been made from the proceeds of a nonrecourse liability only to the extent that such Distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

8.5                               Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made in a manner that reasonably reflects the purpose and intention of this

Agreement and using any method selected by the Board from among those authorized by Code Section 704(c) and the Treasury Regulations thereunder. Allocations pursuant to this Section 8.5 are solely for the purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, other items, or Distributions pursuant to any provision of this Agreement.

ARTICLE 9

DISTRIBUTIONS

9.1                               Distributions. Except as provided in Section 9.2 (with respect to tax advances) and Section 15.3(c) (with respect to a Dissolution Event), Net Cash Flow may be, but shall not be required to be, distributed from time to time by action of the Board to the Members in proportion to their respective number of Units.

9.2                               Tax Advances. As soon as practicable after the close of each calendar quarter (but in no event less than 15 days after the end of such calendar quarter), the Board shall estimate the amount of the Company’s taxable income allocable to each Member for federal income tax purposes for the period beginning on the first day of the fiscal year through the end of such calendar quarter. Subject to the provisions of Section 9.3, the Company shall advance to the Members at such time an amount equal to the excess, if any, of (a) 46% of the Company’s taxable income estimated to be allocable to the Members from the beginning of the fiscal year containing such calendar quarter through the end of such calendar quarter over (b) the total Distributions pursuant to Section 9.1 or advances pursuant to Section 9.2 previously or contemporaneously made to the Members for the fiscal year containing such calendar quarter. All advances to Members pursuant to this Section 9.2 shall be made to the Members in proportion to their respective number of Units. The 46% rate assumed in the immediately preceding sentence may be adjusted by the Board to reflect changes in overall tax rates. If, pursuant to Section 9.3, the Company is unable to make all advances required by this Section 9.2 to be made in any given calendar quarter, then the advance to each Member shall be reduced in proportion to such Member’s respective number of Units. Subject to the provisions of Section 9.3, the amount of such reduction shall be advanced to each such Member in each succeeding calendar quarter until paid in full. All advances made to a Member pursuant to this Section 9.2 shall constitute an advance of amounts that otherwise would have been distributed to such Member at a later time pursuant to Section 9.1 or Section 15.3(c) and as such shall be governed by Section 9.1 or Section 15.3(c), as appropriate, and subject to any limitations set forth therein.

9.3                               General Limitation on Distributions. Notwithstanding any provision of this Article 9, the Company shall not make a Distribution to any Member with respect to such Member’s Membership Interest if (i) such Distribution would be prohibited under, or by its payment would result in an event of default under, any agreement pursuant to which indebtedness of the Company or any of its Subsidiaries is issued, (ii) such Distribution would be prohibited under Section 18-607 of the Act (Limitations on Distribution) or other applicable law, (iii) the Board resolves not to make a Distribution, which resolution must include the affirmative consent of the Manager elected by the Majority GSC Holders, as applicable, which consent may be withheld in such Manager’s sole discretion, or (iv) the Company is unable at the time of the proposed Distribution, or would become unable immediately following such proposed Distribution, to pay its debts as they become due. In no event shall the Company be obligated to make any Distribution if it does not have cash available (including under a line of credit or revolver) to make such Distribution.

ARTICLE 10

ASSIGNMENT OR TERMINATION OF MEMBERSHIP INTEREST

10.1                        Prohibition on Transfer Generally.

(a)                                 Except as may be provided in a Securityholders Agreement, no Member shall sell, transfer, assign, give or otherwise dispose of, pledge or encumber the Membership Interest of such Member or any part thereof whether voluntarily, by operation of law or otherwise without the consent of the Board (a “Transfer”).

(b)                                 Except as expressly provided in this Agreement, upon the death or legal incapacity of an individual holding Units, this Agreement shall continue in full force and effect

10.2                        Rights of Assignees of Membership Interest. If an assignment of a Membership Interest (whether permitted pursuant to the terms hereof or of any applicable Securityholders’ Agreement or in breach of such terms) occurs, the assignee of such Membership Interest shall not have the right to become a Substitute or Additional Member except upon admission to the Company as a Member pursuant to the provisions of Section 13.1. An assignment of a Membership Interest shall only transfer to the assignee thereof the assignor’s right to the profits, losses, Distributions and capital of the Company with respect to the related Membership Interest and shall not transfer to such assignee any interest in the voting rights formerly associated with such Membership Interest or any other rights hereunder until and unless such assignee is admitted as a Member hereunder. Units held by an assignee who is not admitted as a Member of the Company shall not be deemed to be outstanding for purposes of determining the number of Units voted on any matter. Any notice required to be given to an assignee who is not admitted as a Member of the Company may be given to the Member who transferred such Membership Interest in lieu of giving such notice to such assignee.

10.3                        Transfer During Taxable Year. In the case of the Transfer of a Member’s Membership Interest (or portion thereof or interest therein) at any time other than the end of an accounting year of the Company, the distributive share of the various items of income, gain, loss, deduction, credit or allowance in respect of the Membership Interest so transferred as computed for federal income tax purposes or for purposes of the tax laws of any state or jurisdiction shall be allocated between the transferor and the transferee to take into account the varying interests of the Members in the Company during the taxable year in accordance with Code Section 706(d) using any convention permitted by law and selected by the Board. The effective date of a Transfer shall be (a) in the case of voluntary Transfer, the effective date stated in the assignment or such other date as is mutually agreed between transferor and transferee or (b) in the case of an involuntary Transfer, the date of the operative event, but, unless the transferor, transferee and the Company otherwise agree, such effective date shall not affect any Distribution made by the Company to the transferor or contributions made by the transferor to the Company prior to the date of notice to the Company of such Transfer.

10.4                        Further Restrictions on Transfer. The other provisions of this Article 10 notwithstanding, and in addition to any restrictions on Transfer set forth in any Securityholders Agreement, no Transfer of any Membership Interest of any Member in the Company shall be made unless the Company shall, if it so requests, receive an opinion of the Company’s counsel that such Transfer, (a) would not violate the then applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such Transfer, (b) would not result in the Company being treated as an association taxable as a corporation for federal income tax purposes (including Code Section 7704) or being terminated under Code Section 708(b), unless in the case of a termination under Code Section 708(b), such termination would not have a material adverse effect on any non-transferring party’s present or future allocable share of the Company’s taxable income or loss with respect to its Membership Interest as compared to its present or future allocable share of the Company’s taxable income or loss if there had not been such a termination, or (c) would not cause a dissolution of the Company or otherwise affect the Company’s existence or qualification as a limited liability company under the Act.

ARTICLE 11

PARTITION; WITHDRAWAL

11.1                        Voluntary Withdrawal or Resignation. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property or to voluntarily withdraw or resign from the Company. Except in connection with a Transfer of all of such Member’s Units in accordance with the terms hereof or the Securityholders Agreement, a Member may not withdraw or resign from the Company before the dissolution and winding up of the Company unless approved by the Board. A withdrawing or resigning Member shall not be entitled to receive any Distribution and shall not otherwise be entitled to receive the fair value of its Membership Interest except as otherwise expressly provided for in this Agreement or in any applicable Securityholders Agreement.

ARTICLE 12

LIABILITY, EXCULPATION AND INDEMNIFICATION

12.1                        Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

12.2                        Exculpation.

(a)                                 No Covered Person shall be liable to the Company or any other Covered Person for any loss, claim, demand, cost, damage, liability (joint or several), expenses of any nature (including reasonable attorney’s fees and disbursements), judgments, fines, settlements or other amounts (“Losses”) incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such Losses incurred by reason of such Covered Person’s fraud, bad faith, willful misconduct or breach of any agreement with the Company.

(b)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Managers, Officers, employees or committees of the Company, or by any other Person, as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income, Net Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.

12.3                        Waiver of Certain Duties and Liabilities.

(a)                                 To the extent that, at law or in equity, a Covered Person has duties (other than fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, such Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement The provisions of this Agreement, to the extent that they affirmatively restrict, waive or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)                                 Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

12.4                        Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Indemnified Costs”) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Indemnified Costs incurred by such Covered Person by reason of fraud, bad faith, willful misconduct or breach of any agreement with the Company with respect to such acts or omissions; provided, however, that any indemnity under this Section 12.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability or any obligation to make any Capital Contribution on account thereof. This indemnification shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, vote of the Board, as a matter of law or equity, or otherwise, both as to an action in the Covered Person’s capacity as a Covered Person, and as to an action in another capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of each Covered Person. The Board shall have the authority to cause the Company to purchase and maintain insurance as it deems advisable with respect to the indemnification of any Covered Person. The indemnification rights in this Section 12.4 and advancement of expenses in Section 12.5 shall be limited by and in all events subject to any written agreement between the Company and any Manager.

12.5                        Expenses. To the fullest extent permitted by applicable law, the Company shall advance from time to time expenses (including reasonable attorneys’ fees and disbursements) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.4.

12.6                        Renunciation of Corporate Opportunities; No Expansion of Duties. The Company, on behalf of itself and its Subsidiaries, and each Member, acknowledge that the Institutional Members and their Affiliates (other than any Person that is such an Affiliate solely by virtue of their relationship with the Company) and the individuals elected by them as Managers, directors or managers of any Subsidiary, or as a committee member of the Company or any Subsidiary (together, the “Institutional Member/Managers”) are in the business of making investments in, and have investments in, other corporations, general and limited partnerships, joint ventures, limited liability companies and other entities, including other businesses similar to and that may compete with the Company’s businesses (‘‘Competing Businesses”) and, in connection therewith, (a) may have interests in, participate with, aid and maintain seats on the board of directors of, other such entities, (b) may develop opportunities for such entities and (c)have provided and may provide banking, or other services to such entities. In connection with these activities, the Institutional Member/Managers may develop opportunities for such other entities and/or encounter business opportunities that the Company, its Subsidiaries and Members may desire to pursue. The Company, on behalf of itself and its Subsidiaries, and each Member, recognize that such opportunities may include, but shall not be limited to, identifying, pursuing and investing in entities, engaging broker-dealers, commercial banks and investment banking firms to perform certain services, including acting as underwriters or placement agents in securities offerings, obtaining investment funds from institutional and private stockholders or others and performing banking services. The Company, on behalf of Itself and its Subsidiaries, and each Member, agree that the Institutional Member/Managers shall have the unfettered right to make additional investments in or have relationships with other entities or businesses, including Competing Businesses, independent of their investments in the Company or roles as Members or

Managers of the Company unless, in the case of any Institutional Member/Manager who is an Officer or Manager, such business opportunity is expressly offered to such Institutional Member/Manager in writing solely in his or her capacity as an Officer or Manager of the Company. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, and each Member, hereby renounce any interest or expectancy of the Company, each Subsidiary and each Member in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the Institutional Member/Managers unless such business opportunity is expressly offered to an Institutional Member/Manager who is an Officer or Manager in writing solely in his or her capacity as an Officer or Manager of the Company. Without limitation of the foregoing, each Institutional Member/Manager may engage in, have a relationship with or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any Subsidiary, and none of the Company, any of its Subsidiaries nor any Member shall have any rights or expectancy by virtue of such Institutional Member/Manager’s relationships with the Company, any Subsidiary or any other Member, this Agreement or otherwise in and to such independent venture, activities, or the income or profits derived therefrom; and the pursuit of any such venture, even if such investment or relationship is in or with a Competing Business, shall not be deemed wrongful or improper. No Institutional Member/Manager shall be obligated to present any particular corporate, business or investment opportunity to the Company, any Subsidiary or any other Member (other than an opportunity expressly offered to an Institutional Member/Manager who is an Officer or Manager in writing solely in his or her capacity as an Officer or Manager of the Company), even if such opportunity is of a character that, if presented to the Company or a Subsidiary, could be taken by the Company or such Subsidiary and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law. The Institutional Member/Managers shall continue to have the right to take for their own respective accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular investment opportunity. The Company, on behalf of itself and its Subsidiaries, and each Member, acknowledge and agree that to the extent a court might hold that the conduct of any activity described in this Section 12.6 is a breach of a duty to the Company or any Member, the Company, on behalf of itself and its Subsidiaries, and each Member, hereby waive any and all claims and causes of action that each such Person believes that it may have for such activities. The Company, on behalf of itself and its Subsidiaries, and each Member, further agree that the waivers and agreements in this Agreement identify certain types and categories of activities which do not violate any duty of loyalty to the Company or any Member, and such types and categories are not manifestly unreasonable. The waivers and agreements in this Agreement apply equally to activities conducted in the future and activities that have been conducted in the past. Solely for purposes of this Section 12.6, “Affiliate” specifically includes any (a) officer, director or employee of any Institutional Member; and (b) any Person who is an officer or director of any Person described in the foregoing clause (a).

12.7                                Interested Transactions. Subject to the provisions of Section 8.5 of the Securityholders Agreement, no contract or transaction between the Company and one or more of its Members, Managers or Officers, or between the Company and any other corporation, partnership, limited liability company, association, or other organization in which one or more of the Managers, Members or Officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorized the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or committee, and the Board or committee in good faith authorizes the contract or transaction; or (b) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board. Interested Managers may be counted in determining the presence of a quorum at a meeting of the Board or, in the case of a written consent, approval by written consent, which authorizes the contract or transaction. Each of the Members hereby specifically approves and ratifies each of the Closing Date Agreements and the transactions from time to time contemplated thereby, including without limitation any Manager Indemnification Agreement executed on or about the effective date hereof.

12.8                        No Effect Upon Lending Relationships. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any Member that is also a lender to the Company or any Subsidiary in its capacity as such lender. Without limiting the generality of the foregoing, any such Member, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will not have a duty to consider (a) its status as a Member of the Company or an indirect owner of any Subsidiary, (b) the interests of the Company or any Subsidiary, or (c) any duty it may have to any other direct or indirect Member of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

ARTICLE 13

ADMISSION OF MEMBERS

13.1                        Admission of Substituted and Additional Members Following a Transfer. Any transferee of a Membership Interest that is not a Member shall have the right to seek admission as a Substituted or Additional Member subject to the conditions of and in the manner permitted under this Agreement. Such transferee shall become a Substituted or Additional Member if the Members consent thereto in their sole and absolute discretion in accordance with the terms of this Agreement, when the Board consents thereto under Section 10.1, if required, and when any such admission is shown on the books and records of the Company; provided, however, that no such consent of the Members or the Board shall be required with respect to a Transfer occurring in compliance with the terms and conditions of the Securityholders Agreement. If any required consent is withheld, such transferee shall have only such rights as are set forth in Section 10.2.

13.2                        Admission of Other Additional Members. Additional Members (other than Additional Members admitted following a Transfer) shall be admitted to the Company at such times, on such terms and conditions and with such rights, powers and privileges as shall be approved by the Board.

13.3                        Further Restrictions on Admission. The other provisions of this Article 13 notwithstanding, no admission of a Member to the Company shall be made if any of the restrictions referred to in Section 10.4 would apply to such admission.

13.4                        Counterpart Signature Page. No Substituted or Additional Member shall be admitted to the Company until such Person executes a counterpart signature page to this Agreement in substantially the form of Exhibit A to this Agreement, with such changes as may be reasonably requested and approved by the Board.

ARTICLE 14

ISSUANCE OF CERTIFICATES

14.1                        Issuance of Certificates. At the request of any Member, such Member shall be issued one or more Certificates (a “Certificate” or “Certificates”) in the name of such Member certifying that the Member named therein is a Member as provided on the Company’s books and records, stating the amount of his or its Membership Interest and the number of Units associated therewith. All Certificates shall be consecutively numbered and shall be signed by any two of the following in their capacity as Officers: (a) Chief Executive Officer or President; (b) Chief Financial Officer or Treasurer; or (c) Secretary. Upon the Transfer of a Membership Interest in accordance with the terms of this Agreement, the Company, if requested by the transferee Member, shall issue a new Certificate or Certificates, according to such procedures as the Company may establish, and the original Certificate of the transferor shall be canceled.

14.2                        Lost, Stolen or Destroyed Certificates. The Company shall issue a new Certificate in place of any Certificate previously issued if the registered owner of the Certificate:

(a)                                         makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen and agrees to indemnify the Company with respect to such lost, destroyed or stolen Certificate; and

(b)                                         satisfies any other reasonable requirements imposed by the Company,

14.3                        Registered Owner. The Company shall be entitled to treat the registered holder of a Membership Interest as shown on the books and records of the Company as the Member or holder in fact of such Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other Person, whether or not the Company shall have actual or other notice thereof, except as otherwise provided by applicable law.

14.4                        Legends.

(a)                                 From and after the effective date hereof, all Certificates shall bear the following legends, which shall state as follows:

“The securities evidenced by this certificate are subject to and have the benefit of an Limited Liability Company Agreement of the Company, dated effective as of February 3, 2010, as the same may be amended from time to time. A copy of such Limited Liability Company Agreement has been filed in the chief executive office of the Company where the same may be inspected daily during business hours.”

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities, or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws and, in the case of a transaction pursuant to this clause (ii), the Company will not, as a result of such sale, transfer, assignment, offer, pledge or other disposition, be required to register its securities under the Securities Exchange Act of 1934, as amended.”

(b)                                 The second legend set forth in Section 14.4(a) above endorsed on a Certificate, and any stop transfer instructions or notations on the Company’s records with respect to the Units underlying such Certificate and related to the subject of such legend, shall be removed or lifted and the Company shall issue a Certificate without such legend to the holder of such Units if (i) the transfer of such Units has been registered under the Securities Act of 1933, as amended, or (ii) such holder provides the Company upon its request with an opinion of counsel (which opinion and counsel are reasonably satisfactory to the Company) stating that a public sale or transfer of such Units may be made without registration under the Securities Act of 1933, as amended and that such legend is not required under any applicable state securities laws.

ARTICLE 15

DISSOLUTION AND TERMINATION

15.1                                No Dissolution. Only the events set forth in Section 15.2 or in the Act shall cause the dissolution of the Company. The Company shall not be dissolved by the admission of Additional or Substituted Members or; to the fullest extent permitted by the Act, by the termination of a Member’s Membership Interest in accordance with the terms of this Agreement. The bankruptcy of a Member (as defined in Section 18-304 of the Act) shall not cause a Member to cease to be a member of the Company and, upon the occurrence of any such event, the business of the Company shall be continued without dissolution. Upon the occurrence of an event that causes a Member to cease to be a member of the Company, to the fullest extent permitted by the Act, the business of the Company may be continued by the remaining Member or Members without dissolution, without any further action required on the part of the Members.

15.2                                Dissolution Upon Specific Events. The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the following events (a “Dissolution Event”):

(a)                                         by order of a court pursuant to Section 18-802 of the Act; or

(b)                                         subject to Section 7.1(k) of the Securityholders Agreement, by action of the Members in accordance with the terms of this Agreement.

15.3                Winding Up.

(a)                                 Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. During the period commencing on the date on which a Dissolution Event occurs and ending on the date on which the assets of the Company are distributed pursuant to this Section 15.3, Net Income, Net Losses and other items of Company income, gain, loss, or deduction shall continue to be allocated in the manner provided in Article 8. During such period, no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

(b)                                 The Board shall be responsible for overseeing the winding up of the Company.

(c)                                  Subject to the further provisions of this Section 15.3, the assets of the Company shall be liquidated to the extent determined to be appropriate by the Board, and the proceeds thereof, together with such assets as the Board determines to distribute in kind, shall be applied and distributed in the following order:

(i)                                     first, to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made; and

(ii)                                  second, to the Members in proportion to their respective number of Units.

(d)                                         In the event of the merger or consolidation of the Company or a statutory plan of exchange involving the Company (in which the Company receives distributions of cash or securities or other property), or sale of all or substantially all of the assets of the Company, other than any such transaction that results in conversion of the Company to a corporation in the circumstances contemplated by Section 4.5, if such transaction does not otherwise result in Distributions to the Members pursuant to Section 15.3(c), the Members nevertheless may elect, by action of the Members in accordance with the terms of this Agreement, to treat such transaction as a liquidation or dissolution for purposes of determining the amounts to be received by the Members pursuant to this Section 15.3(d) and the priority of such receipt

15.4                        No Deficit Capital Account Makeup Obligation. No Member with a deficit balance in its Capital Account shall have any obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purposes whatsoever.

15.5                        Limitations on Rights of Members. Each Member shall look solely to the assets of the Company for the return of its Capital Contribution. Except as specifically set forth in this

Agreement, no Member shall have priority over any other Member as to the return of its Capital Contribution, Distributions, or allocations.

15.6                        Certificate of Cancellation. Upon the dissolution and the completion of winding up of the Company, the Members shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business. Upon such certificate of cancellation becoming effective, the Company shall be terminated.

ARTICLE 16

FINANCIAL STATEMENTS, BOOKS AND BANK ACCOUNTS

16.1                        Books and Records. The Company acknowledges that it has certain obligations under Section 8 of the Securityholders Agreement related to books, records and financial statements of the Company.

16.2                        Tax Information. Within 90 days after the end of each fiscal year, the Company shall deliver to each Person who was a Member at any time during such fiscal year a Form K-l and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal or state income tax (or information) returns, including a statement showing each Member’s share of income, gain or loss and credits for such fiscal year for federal or state income tax purposes.

16.3                        Elections. The determinations of the Board with respect to the treatment of any item or its allocation for federal, state or local tax purposes shall be binding upon all of the Members so long as such determination shall not be inconsistent with any express term hereof and provided that the Company’s accountants shall not disagree therewith. The Board may authorize the Company to make or revoke the elections referred to in Code Section 754, or any similar provisions enacted in lieu thereof, or any corresponding provisions of state tax laws. Each of the Members will upon request supply the information necessary to give effect to such elections.

16.4                        Tax Matters Partner. Wayzata II is hereby designated as the “tax matters partner” pursuant to Code Section 6231(a)(7), and in such capacity shall represent the Company in all disputes, controversies or proceedings with the Internal Revenue Service.

ARTICLE 17

AMENDMENTS

17.1                        Amendments. This Agreement may be amended by written agreement executed by the Member or Members holding a majority of the outstanding Units; provided, however, that (a) if such amendment materially and adversely affects a Member or type of Member in a manner materially different from any other Member or type of Member, or if such amendment changes any right specifically granted to some Members and not to other Members, then such amendment shall require the consent of the Members whose specific rights are affected or changed; and (b) no amendment shall increase the liability or obligations of any Member without that Member’s consent. This Agreement may also be amended as approved by the Board in connection with the issuance of additional Units in accordance with Section 6.1.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1                                Notices. Except as provided herein, any and all notices, consents, waivers, directions, requests, votes or other instruments or communications provided for herein shall be in writing, signed by the parties giving the same and shall be deemed properly given if sent by registered or certified mail, postage prepaid, by overnight courier service, by hand delivery or by facsimile, and addressed:

(a)                                 in the case of the Company, to the Company at its registered office or the principal executive office of the Company; or

(b)                                 in the case of any of the Members, to their respective addresses or facsimile numbers as set forth on Schedule 1 or signature page hereto, including any amendment thereto, or any counterpart signature page in the case of a Substituted or Additional Member.

Any such notice shall be deemed to be effective as of the date (i) three days after the date on which it was mailed (if mailed by registered or certified mail), (ii) on which confirmation of receipt is received (if sent by facsimile), or (iii) on which it was received (in the case of overnight or hand delivery service or otherwise). Each Member may specify any other address or facsimile number for the receipt of such instruments or communications by giving notice to the Company and the other Members in accordance with this Section 18.1.

18.2                        Confidentiality.

(a)                                 The Members acknowledge that, as a consequence of their business relationship and activities with each other hereunder, certain Confidential Information (as defined below) has been and will be disclosed by the Members, the Company and the Subsidiaries, including (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company and its Subsidiaries, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company and its Subsidiaries (collectively, “Confidential Information”). The Members acknowledge that the above-described knowledge and information constitutes a unique and valuable asset of the Company and its Subsidiaries, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and its Subsidiaries would be wrongful and may cause irreparable harm to the Company and its Subsidiaries. The Members shall take reasonable steps to protect the confidentiality of such knowledge and information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes publicly known either generally or in the industry, other than as a result of the breach of this Agreement, (ii) is independently made available to the Member in good faith by a third party who has not violated a confidential relationship with the Company or its Subsidiaries, or (iii) is required to be disclosed by law or legal process. The Members understand and agree that their obligations under this Agreement to maintain the confidentiality of the Confidential Information of the Company and its Subsidiaries are in addition to any obligations of the Members under applicable statutory or common law.

(b)                                 The Members will each hold in confidence and not disclose (except to such Member’s employees, accountants, attorneys, other advisors and equity holders), nor make use of Confidential Information, except (i) as required to fulfill the rights and obligations of the Members hereunder, (ii) with respect to Confidential Information about the Company and its Subsidiaries, as authorized in writing by the Board, (iii) as required by law (in which case such Member will give the Company and/or other Members prompt written notice before disclosure so that the Company and/or other Members may seek a protective order or other appropriate remedy and, if no such protective order or other remedy is obtained, such Member will only disclose that portion of the Confidential Information that he or it is advised by opinion of counsel is legally required to be disclosed and will request confidential treatment of all such disclosed Confidential Information), (iv) disclosures to lenders under any credit facility provided to the Company and/or any of its Subsidiaries, (v) as required for any Member who is an employee, officer or Manager of the Company to perform his or her duties as an employee, officer or Manager in good faith and in the best interest of the Company, subject to any other confidentiality or non-disclosure agreement such employee may have with the Company, (vi) as part of a Member’s normal reporting, rating or review procedure (including normal credit rating or pricing process), (vii) in connection with a Member’s or such Member’s Affiliate’s normal fund raising, marketing, informational or reporting activities, (viii) to a bona fide prospective purchaser of the equity or assets of such Member or its Affiliates (including any prospective transferee under a Transfer made in accordance with the Securityholders Agreement), provided such prospective purchaser agrees to be bound by the provisions of this Section 18.2, or (ix) disclosures by Members holding at least a majority of the outstanding Units in connection with discussions relating to a Transaction (as defined in the Securityholders Agreement) or other significant business transaction. The Members acknowledge that, in the event of such disclosure to a third party, other than a disclosure required by law, such third party shall be required to maintain the confidentiality of the Confidential Information to the same extent as the Members and the disclosing Member shall be responsible and liable to the Company for any disclosure by such third party.

(c)                                  The Company and the Members shall have the right to obtain specific performance in the case of any breach of this Section 18.2.

18.3                        Entire Agreement. Except to the extent otherwise modified in the Securityholders Agreement, this Agreement contains the entire understanding among the Members and the Company and supersedes any prior written or oral agreement between or among them respecting the subject matter contained in this Agreement.

18.4                        Further Assurances. Each party hereto agrees to take, or cause to be taken, from time to time, all such further or other action as shall reasonably be necessary to make effective, to consummate and to perform the undertakings and obligations contemplated by this Agreement. Specifically, the Members shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Delaware and all other jurisdictions in which the Company may from time to time conduct business.

18.5                                Partial Invalidity. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18.6                                Waivers. No waiver of any provision of this Agreement is valid unless in writing and signed by the Person against whom or which enforcement is sought and any such waiver is effective only in the specific instance described and for the purpose for which the waiver was given. The failure of any party to this Agreement to insist upon or enforce strict performance by any other party to this Agreement of any provision of this Agreement shall not be construed as a waiver or relinquishment of such right or related remedy.

18.7                        Binding Effect; Assignment; Third Party Beneficiaries.

(a)                                 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(b)                                 Assignment. No party to this Agreement shall, or shall have the power to, assign or otherwise transfer its rights and obligations under this Agreement except to the extent related to a transfer of his or its Membership Interest to the extent permitted by, and in compliance with, this Agreement and the terms of any Securityholders Agreement to which such party is subject.

(c)                                  Third Party Beneficiaries. Except as it relates to Article 12 with respect to any Covered Person, this Agreement shall not confer any rights or remedies on any Person other than the parties hereto and their respective permitted successors and permitted assigns in accordance with Section 18.7(b) above.

18.8                        Rules of Interpretation.

(a)                                 When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and neuter genders and vice versa.

(b)                                 All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied, and any reference to generally accepted accounting principles shall be to generally accepted accounting principles in the United States of America, consistently applied.

(c)                                  The term “day” shall mean a calendar day. Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in question falls on a day that is not a business day, the event or action shall be performed, or the period shall end, on the next succeeding business day.

(d)                                 All references in this Agreement to any law shall be to such law as amended, supplemented, modified and replaced from time to time and shall include regulations, ordinances and the like.

(e)                                  The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(f)                                   A reference to Person includes its permitted successors and permitted assigns.

(g)                                  A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to that contained in the document in which such reference appears unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. Reference to any documents, instrument or agreements (i) shall include all exhibits, schedules, annexes, appendices and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(h)                                 Any Article, Section or Paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the text of this Agreement

(i)                                     The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)                                    This Agreement is the result of negotiations among, and has been reviewed by, the Members with the advice of counsel to the extent deemed necessary by any Member. Accordingly, this Agreement shall be deemed to be the product of the Members, and no ambiguity shall be construed in favor of or against any Member.

18.9                        Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the Members shall be determined in accordance with the applicable provisions of the laws of the State of Delaware without regard to the principles of conflicts of law.

18.10                 Consent To Jurisdiction.

(A)                               THE PARTIES HERETO HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE STATE OF DELAWARE AND TO JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND TO THE COURTS TO WHICH AN APPEAL OF THE DECISIONS OF SUCH COURTS MAY BE TAKEN. THE PARTIES HERETO HEREBY FURTHER AGREE NOT TO BRING ANY ACTION OR FILE ANY COMPLAINT AGAINST A PARTY HERETO IN A JURISDICTION OTHER THAN AS SET FORTH IN THIS SECTION 18.10.

(B)                               EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE IN THE STATE OF DELAWARE, INCLUDING THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 18.1.

18.11                 Waiver Of Jury Trial. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT.

18.12                 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive his or its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parries may have by applicable law or otherwise in this Agreement, except where stated otherwise or where the Act contemplates the limiting of rights and remedies under a limited liability company agreement.

18.13                 Recovery of Expenses. Each party hereto (the “Breaching Party”‘) further covenants and agrees to indemnify and hold the other parties hereto harmless from and against all costs and expenses, including reasonable attorney’s fees and disbursements, incurred by such parties in connection with or arising out of any proceeding instituted by such parties against the Breaching Party to enforce the terms and provisions of this Agreement if such parties are successful in whole or in part in such proceeding.

18.14                 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one and the same instrument, binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. Facsimile transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement

**[SIGNATURE PAGES TO FOLLOW]**

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Limited Liability Company Agreement as of the date and year first above written.

GREDE HOLDINGS LLC

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President and Chief Executive officer

[Signature Page to Limited Liability Company Agreement of

Grede Holdings LLC]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this limited Liability Company Agreement as of the date and year first above written.

WAYZATA OPPORTUNITIES FUND II, L.P.
By: WOF II GP, L.P., its General Partner
By: WOF II GP, LLC, its General Partner

By:	/s/ Joseph m. Deignan
Name:	Joseph m. Deignan
Title:	Authorized Signatory

[Signature Page to Limited Liability Company Agreement of

Grede Holdings LLC]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Limited Liability Company Agreement as of the date and year first above written.

GSC RIII - GREDE CORP.

By:	/s/ Peter Frank
Name:	Peter Frank
Title:	Authorized Signatory

[Signature Page to Limited Liability Company Agreement of

Grede Holdings LLC]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Limited Liability Company Agreement as of the date and year first above written.

GSC RIII PARALLEL - GREDE, LLC

By:	/s/ Peter Frank
Name:	Peter Frank
Title:	Authorized Signatory

[Signature Page to Limited Liability Company Agreement of

Grede Holdings LLC]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Limited Liability Company Agreement as of the date and year first above written.

GSC RECOVERY III ASSET TRUST

By:	/s/ Peter Frank
Name:	Peter Frank
Title:	Authorized Signatory

[Signature Page to Limited Liability Company Agreement of

Grede Holdings LLC]

Schedule 1

to Limited Liability Company

Agreement of Grede Holdings LLC

	Membership Interests
Name and Address	Number of Units	Initial Capital Contribution	Opening Capita] Account

Wayzata Opportunities Fund II, L.P.	20,291	$20,291,160	$20,291,160
c/o Wayzata Investment Partners LLC
Attention: Chris Keenan
701 E. Lake Street
Wayzata, Minnesota 55391
Telephone: (952) 345-0713
Facsimile: (952) 345-8901

GSC RIII - Grede Corp.	5,750	$5,750,000	$5,750,000
Attention: David Browne
GSC Group
300 Campus Drive, Suite 110
Florham Park, NJ 07932
Phone: (973) 593-5447
Fax: (973) 593-5454

GSC RIII Parallel - Grede, LLC	4,250	$4,250,000	$4,250,000
Attention: David Browne
GSC Group
300 Campus Drive, Suite 110
Florham Park, NJ 07932
Phone: (973) 593-5447
Fax: (973) 593-5454

Total	30,291	$30,291,160	$30,291,160

Schedule 2

to Limited Liability Company

Agreement of Grede Holdings LLC

Initial Managers and Officers

Initial Managers

Donald C. Campion

Eugene I. Davis

Christopher E. Keenan

Douglas J. Grimm

David F. Browne

Initial Officers

Douglas J. Grimm, Chief Executive Officer and President

Louis R. Lavorata, Chief Financial Officer and Secretary

Stephen D. Busby, Vice President, Treasurer and Assistant Secretary.

Exhibit A

to Limited Liability Company

Agreement of Grede Holdings LLC

COUNTERPART SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

GREDE HOLDINGS LLC

The undersigned, desiring to become a Member of Grede Holdings LLC (the “Company”), hereby represents, warrants and agrees as follows:

1.                                      Simultaneously with the execution of this counterpart signature page, the undersigned **[is contributing the sum of $          {in cash} {in the form of              } to the Company to purchase          [Units] **[is purchasing from the holder or holders thereof           Units].

2.                                      The undersigned’s name and mailing address is as follows:

3.                                      The undersigned has received a copy of the Limited Liability Company Agreement of the Company (the “LLC Agreement”), and by its execution of this counterpart signature page agrees to all of the terms and conditions thereof applicable to Members of the Company.

4.                                      The undersigned shall become a Member of the Company upon the latest to occur of (i) the undersigned’s execution and delivery of this counterpart signature page, and (ii) the execution and delivery of the Acknowledgment set forth below (which Acknowledgment shall only be delivered if the Company has received the consent of the Members and, if required, the Board under Section 13.1 of the LLC Agreement or the consent of the Board under Section 13.2 of the LLC Agreement) **[, and (iii) receipt by the Company of the contribution set forth above in paragraph 1].

Date:

Exhibit A

to Limited Liability Company

Agreement of Grede Holdings LLC

ACKNOWLEDGMENT OF COMPANY

Grede Holdings LLC hereby acknowledges the admission of           as a Member of the Company as authorized by the Members [**and the Board] of the Company (in the case of an admission under Section 13.1 of the LLC Agreement) or the Board (in the case of an admission under Section 13.2 of the LLC Agreement), as applicable.

Grede Holdings LLC

Date:	By:
Name Printed:
Title:

CONSENT OF MEMBERS

[**include only if required]

[**consent may also be given at a meeting or by separate written action in accordance with the terms of the LLC Agreement]

The undersigned Members of Grede Holdings LLC hereby consent to the admission of             as a Member of the Company.

A-2

Exhibit A

to Limited Liability Company

Agreement of Grede Holdings LLC

CONSENT OF BOARD

[**include only if required]

**[consent may also be given at a meeting or by separate written action in accordance with the terms of the LLC Agreement]

The undersigned Managers of Grede Holdings LLC hereby consent to the admission of          as a Member of the Company.

A-3